Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2023 (except for the effects of changes in discontinued operations, as discussed in Note 20, as to which the date is September 26, 2023), with respect to the consolidated financial statements of RumbleOn, Inc. included in the Current Report on Form 8-K filed on September 27, 2023 and our report dated March 16, 2023 with respect to the internal control over financial reporting of RumbleOn, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2022, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

October 4, 2023